Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Fourth-Quarter and Full-Year 2021 Financial Results;
Provides 2022 Outlook

HERSHEY, Pa., February 3, 2022 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the fourth quarter and full-year ended December 31, 2021.

“In 2021, we delivered a record year of production and double-digit sales and earnings growth, with a strong finish and momentum heading into 2022. While the environment remains volatile, we are confident in our ability to continue to respond to the changes in the world around us and deliver another year of advantaged performance in 2022,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “I could not be prouder of the entire Hershey organization for the way they continue to unite to overcome obstacles, show courage and adaptability, and persevere to deliver for consumers, partners, shareholders and each other during unprecedented times.”

Fourth-Quarter 2021 Financial Results Summary1
•Consolidated net sales of $2,326.1 million, an increase of 6.4%.
•Organic, constant currency net sales increased 4.0%.
•The impact of acquisitions on net sales was a 2.2-point benefit2 while foreign currency exchange was a 0.2-point benefit.
•Reported net income of $335.6 million, or $1.62 per share-diluted, an increase of 16.5%.
•Adjusted earnings per share-diluted of $1.69, an increase of 13.4%.
1 All comparisons for the fourth quarter of 2021 are with respect to the fourth quarter ended December 31, 2020
2 Reflects the impact from the 2021 acquisitions of Pretzels Inc. (Pretzels), Dot’s Pretzels, LLC (Dot’s) and Lily’s Sweets, LLC (Lily’s)

2021 Full-Year Financial Results Summary3
•Consolidated net sales of $8,971.3 million, an increase of 10.1%.
•Organic, constant currency net sales increased 8.7%.
•The net impact of acquisitions and divestitures on net sales was a 1.0-point benefit4 and foreign currency exchange was a 0.4-point benefit.
•Reported net income of $1,477.5 million, or $7.11 per share-diluted, an increase of 16.4%.
•Adjusted earnings per share-diluted of $7.19, an increase of 14.3%.
3 All comparisons for full-year 2021 are with respect to the full-year ended December 31, 2020
4 Reflects the impact from the 2021 acquisitions of Pretzels, Dot’s and Lily’s, partially offset by the 2020 divestitures of KRAVE Pure Foods, Inc. (Krave) and the Scharffen Berger and Dagoba brands

2022 Full-Year Financial Outlook Summary
The company’s 2022 outlook is provided in the context of greater than usual volatility associated with the COVID-19 pandemic and industry-wide supply chain disruption.

2022 Full-Year Outlook	Total Company
Net sales growth[5]	8% - 10%
Reported earnings per share growth	7% - 10%
Adjusted earnings per share growth	9% - 11%
__________________

5 The impact of the Pretzels, Dot’s and Lily’s acquisitions is anticipated to be a 3- to 4-point benefit to net sales growth for the full-year 2022.

The company expects net sales growth to be driven primarily by list price increases across all segments. Pricing is anticipated to partially offset investments in labor, along with higher logistics costs and raw material inflation. Sales growth and increased media efficiencies are expected to more than offset gross margin pressures to drive adjusted earnings per share growth.

The company also expects:
•A reported and adjusted effective tax rate in the range of 16% to 17%;
•Other expense of approximately $105 million to $115 million;
•Interest expense of approximately $125 million; and
•Capital expenditures of approximately $550 million to $600 million, driven by key strategic initiatives including expanding the agility and capacity of the company’s supply chain and building digital infrastructure across the enterprise.

Below is a reconciliation of projected 2022 and full-year 2021 and 2020 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2022 (Projected)	2021	2020
Reported EPS – Diluted	$7.60 – $7.84	$7.11	$6.11
Derivative Mark-to-Market (Gains) Losses	—	(0.12)	0.03
Business Realignment Activities	0.02 – 0.05	0.09	0.15
Acquisition-Related Costs	0.18 – 0.25	0.16	0.03
Long-Lived Asset Impairment Charges	—	—	0.04
Pension Settlement Charges Relating to Company-Directed Initiatives	—	—	0.02
Noncontrolling Interest Share of Business Realignment and Impairment Charges	—	0.03	(0.02)
Other Miscellaneous Benefits	—	(0.07)	(0.01)
Tax Effect of All Adjustments Reflected Above	(0.06)	(0.01)	(0.06)
Adjusted EPS – Diluted	$7.84 – $7.98	$7.19	$6.29

2022 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Explanatory Note
Since December 31, 2014, Hershey has reported its operations through two segments, (i) North America and (ii) International and Other. After the completion of the Dot’s and Pretzels acquisitions in December 2021, management elected to begin reporting its operations through three reportable segments. Therefore, in the fourth quarter of 2021, Hershey realigned its former two reportable segments into three reportable segments: (i) North America Confectionery, (ii) North America Salty Snacks and (iii) International.

Fourth-Quarter 2021 Results
Consolidated net sales were $2,326.1 million in the fourth quarter of 2021 versus $2,185.2 million in the prior-year period, an increase of 6.4%. Net price realization was a 6.1-point benefit driven primarily by list price increases across all segments as well as slightly lower levels of promotional activity versus the prior year. Volume was a 2.1-point headwind driven by price elasticity and fewer shipping days in the quarter. Sales from the acquisitions of Pretzels, Dot’s and Lily’s were a 2.2-point benefit and foreign exchange was a 0.2-point benefit.

Reported gross margin was 43.5% in the fourth quarter of 2021, compared to 44.0% in the fourth quarter of 2020, a decrease of 50 basis points. This decrease was driven by higher supply chain costs and lower derivative mark-to-market commodity gains. Adjusted gross margin was 43.5% in the fourth quarter of 2021 compared to 43.9% in the fourth quarter of 2020, a decrease of 40 basis points. Higher logistics, labor and packaging costs contributed to the decline as well as unfavorable mix driven by accelerated growth in the North America Salty Snacks segment. Accelerating net price realization partially offset these headwinds.

Selling, marketing and administrative expenses increased 2.8% in the fourth quarter of 2021 versus the fourth quarter of 2020, driven by an increase in corporate expenses. Advertising and related consumer marketing expenses decreased 6.9% in the fourth quarter of 2021 versus the same period last year, driven by lower advertising in the North America Confectionery segment in response to sustained consumer demand and capacity constraints on select brands. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 8.2% versus the fourth quarter of 2020, driven by higher capability and technology investments along with costs related to the acquisitions of Dot’s and Pretzels.

Fourth-quarter 2021 reported operating profit of $459.2 million increased 13.3% versus the fourth quarter of 2020, resulting in an operating profit margin of 19.7%, an increase of 120 basis points. Adjusted operating profit of $475.7 million increased 10.8% versus the fourth quarter of 2020, resulting in adjusted operating profit margin of 20.5%, an increase of 90 basis points. Profit increases in both reported and adjusted operating profit were driven by price realization gains and reduced levels of advertising, partially offset by the previously mentioned gross margin declines. In addition, reported operating profit was higher due to prior-year period business realignment costs related to the operating model optimization in China.

The reported effective tax rate in the fourth quarter of 2021 was 0.9% compared to negative 10.6% in the fourth quarter of 2020, an increase of 1,150 basis points. The adjusted effective tax rate in the fourth quarter of 2021 was 2.2% compared to negative 8.1% in the fourth quarter of 2020, an increase of 1,030 basis points. Both the reported and adjusted effective tax rate increases were driven by unfavorable country rate differentials and lower tax credits versus the prior-year period.

The company’s fourth-quarter 2021 results, as prepared in accordance with GAAP, included items positively impacting comparability of $20.8 million, or $0.07 per share-diluted. For the fourth quarter of 2020, items positively impacting comparability totaled $25.6 million, or $0.10 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Derivative Mark-to-Market Gains	$(0.2)	$(4.1)	$—	$(0.02)
Business Realignment Activities	2.8	29.3	—	0.14
Acquisition-Related Activities	22.4	(1.1)	0.10	—
Pension Settlement Charges Relating to Company-Directed Initiatives	—	1.6	—	0.01
Noncontrolling Interest Share of Business Realignment and Impairment Charges	4.2	(0.1)	0.02	—
Other Miscellaneous Benefits	(8.4)	—	(0.04)	—
Tax Effect of All Adjustments Reflected Above	—	—	(0.01)	(0.03)
	$20.8	$25.6	$0.07	$0.10

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Derivative Mark-to-Market (Gains) Losses	$(24.4)	$6.4	$(0.12)	$0.03
Business Realignment Activities	16.6	31.5	0.09	0.15
Acquisition-Related Activities	33.1	3.7	0.16	0.03
Pension Settlement Charges Relating to Company-Directed Initiatives	—	3.5	—	0.02
Long-Lived Asset Impairment Charges	—	9.1	—	0.04
Noncontrolling Interest Share of Business Realignment and Impairment Charges	5.3	(3.4)	0.03	(0.02)
Other Miscellaneous Benefits	(15.1)	(3.2)	(0.07)	(0.01)
Tax Effect of All Adjustments Reflected Above	—	—	(0.01)	(0.06)
	$15.5	$47.6	$0.08	$0.18

The following are comments about segment performance for the fourth quarter of 2021 versus the prior-year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $1,982.4 million in the fourth quarter of 2021, an increase of 4.9% versus the same period last year. Price realization was a 4.3-point benefit driven by list price increases and slight reductions in promotional activity in response to ongoing industry-wide supply chain disruptions and capacity constraints. Volume was a 1.1-point headwind resulting from price elasticity and fewer shipping days. As expected, this growth lagged consumer demand due to strong seasonal and everyday sell-through, the continued contraction of retailer and distributor inventory levels and fewer shipping days in the quarter. The net impact from the acquisition of Lily’s was a 1.5-point benefit, while foreign currency exchange was a 0.2-point benefit.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the twelve-week period ended January 2, 20226 in the expanded multi-outlet combined plus convenience store channels (MULO+C) increased 12.0%. Strong consumer engagement during the Halloween and Holiday seasons led to increased sales of Hershey’s confectionery products. Combined seasonal and everyday take-home products reported retail sales growth of 13.2% during this time period. Hershey’s CMG share declined 50 basis points, in line with expectations, due to significant growth in the prior-year period, but remains up by approximately 110 basis points versus pre-pandemic levels.

North America Confectionery segment income increased 6.3% to $623.2 million in the fourth quarter of 2021, compared to $586.2 million in the fourth quarter of 2020. This increase was driven by pricing gains and reductions in advertising on select brands in response to sustained consumer demand and capacity constraints, which was partially offset by gross margin declines driven by logistics, labor and packaging inflation.
6Includes candy, mint, gum, salty snacks and grocery items

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $158.7 million in the fourth quarter of 2021, an increase of 38.9% versus the same period last year. Price realization contributed 15.9 points of growth driven by list price increases. Volume drove an incremental 3.9-point benefit as consumer demand remained robust. Sales from the acquisitions of Dot’s and Pretzels were a 19.1-point benefit.

Hershey’s U.S. salty snack retail takeaway, excluding Dot’s, in MULO+C increased 25.3% in the 12-week period ended January 2, 2022, driven by strong consumer demand for SkinnyPop and Pirate’s Booty products. The dual strength of at-home and away-from-home consumption continues to drive retail takeaway across Hershey’s salty snack portfolio, benefiting both take-home and multi-pack products. SkinnyPop brand’s retail sales increased 25.3% during this period. SkinnyPop’s ready-to-eat popcorn share gained 290 basis points in the 12-week period and is up 370 basis points versus pre-pandemic levels. Pirate’s Booty products also had exceptionally strong sell-through with retail sales growth of 63.0% for the 12-week period.

The North America Salty Snacks segment income increased 20.2% to $19.7 million in the fourth quarter of 2021, compared to $16.4 million in the fourth quarter of 2020. The profit increase was driven by net price realization and volume gains, partially offset by higher supply chain costs and increases in advertising spend.

International
Fourth-quarter 2021 net sales for Hershey’s International segment increased 1.7% versus the same period last year to $185.0 million. Excluding a 0.3-point headwind from foreign currency exchange rates, constant currency net sales increased 2.0%. Price realization was a 19.7-point benefit driven by list price increases across international markets and decreased levels of returns and trade promotions related to last year’s operating model change in China. Volume was a 17.7-point headwind, driven by lower retailer and distributor inventory levels versus the prior-year period and price elasticity.

The International segment reported a $0.4 million loss in the fourth quarter of 2021, reflecting a 97.6% increase versus the prior year period loss    of $14.9 million. The profit increase was driven by net price realization, partially offset by higher supply chain costs and reinvestment in advertising to pre-pandemic levels.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the fourth quarter of 2021 was $166.8 million, an increase of $8.4 million, or 5.3% versus the same period of 2020. This increase was driven by higher capability and technology investments.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its fourth-quarter and full-year 2021 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the fourth-quarter of and full-year 2021, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition-related activities, pension settlement charges relating to company-directed initiatives, long-lived asset impairment charges, and other miscellaneous benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Reported gross profit	$1,012,867	$962,071	$4,048,598	$3,701,269
Derivative mark-to-market (gains) losses	(239)	(4,054)	(24,376)	6,429
Business realignment activities	(30)	2,209	5,220	2,209
Acquisition-related activities	—	—	2,678	—
Non-GAAP gross profit	$1,012,598	$960,226	$4,032,120	$3,709,907

Reported operating profit	$459,172	$405,115	$2,043,722	$1,782,698
Derivative mark-to-market (gains) losses	(239)	(4,054)	(24,376)	6,429
Business realignment activities	2,806	29,343	16,599	31,513
Acquisition-related activities	22,444	(1,144)	33,142	3,560
Long-lived asset impairment charges	—	—	—	9,143
Other miscellaneous benefits	(8,469)	—	(15,209)	(3,150)
Non-GAAP operating profit	$475,714	$429,260	$2,053,878	$1,830,193

Reported provision (benefit) for income taxes	$3,150	$(27,930)	$314,405	$219,584
Derivative mark-to-market (gains) losses*	(1,018)	(2,456)	(9,176)	1,322
Business realignment activities*	650	7,048	3,138	7,513
Acquisition-related activities*	5,136	(303)	7,683	791
Pension settlement charges relating to Company-directed initiatives*	—	354	—	814
Long-lived asset impairment charges*	—	—	—	362
Other miscellaneous benefits*	—	—	(1,474)	(743)
Non-GAAP provision (benefit) for income taxes	$7,918	$(23,287)	$314,576	$229,643

Reported net income	$335,556	$291,387	$1,477,512	$1,278,708
Derivative mark-to-market (gains) losses	779	(1,598)	(15,200)	5,107
Business realignment activities	2,156	22,295	13,461	24,000
Acquisition-related activities	17,308	(841)	25,459	2,769
Pension settlement charges relating to Company-directed initiatives	—	1,140	—	2,621
Long-lived asset impairment charges	—	—	—	8,781
Noncontrolling interest share of business realignment and impairment charges	4,235	(67)	5,313	(3,351)
Other miscellaneous benefits	(8,469)	—	(13,735)	(2,407)
Non-GAAP net income	$351,565	$312,316	$1,492,810	$1,316,228

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Reported EPS - Diluted	$1.62	$1.39	$7.11	$6.11
Derivative mark-to-market (gains) losses	—	(0.02)	(0.12)	0.03
Business realignment activities	—	0.14	0.09	0.15
Acquisition-related activities	0.10	—	0.16	0.03
Pension settlement charges relating to Company-directed initiatives	—	0.01	—	0.02
Long-lived asset impairment charges	—	—	—	0.04
Noncontrolling interest share of business realignment and impairment charges	0.02	—	0.03	(0.02)
Other miscellaneous benefits	(0.04)	—	(0.07)	(0.01)
Tax effect of all adjustments reflected above**	(0.01)	(0.03)	(0.01)	(0.06)
Non-GAAP EPS - Diluted	$1.69	$1.49	$7.19	$6.29

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
As reported gross margin	43.5%	44.0%	45.1%	45.4%
Non-GAAP gross margin (1)	43.5%	43.9%	44.9%	45.5%

As reported operating profit margin	19.7%	18.5%	22.8%	21.9%
Non-GAAP operating profit margin (2)	20.5%	19.6%	22.9%	22.5%

As reported effective tax rate	0.9%	(10.6)%	17.5%	14.7%
Non-GAAP effective tax rate (3)	2.2%	(8.1)%	17.4%	14.9%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended December 31, 2021
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America Confectionery	4.9%	0.2%	4.7%	1.5%	3.2%

North America Salty Snacks	38.9%	—%	38.9%	19.1%	19.8%

International	1.7%	(0.3)%	2.0%	—%	2.0%

Total Company	6.4%	0.2%	6.2%	2.2%	4.0%

	Twelve Months Ended December 31, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America Confectionery	8.4%	0.3%	8.1%	0.9%	7.2%

North America Salty Snacks	26.7%	—%	26.7%	4.1%	22.6%

International	17.1%	0.8%	16.3%	—%	16.3%

Total Company	10.1%	0.4%	9.7%	1.0%	8.7%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market (Gains) Losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the first quarter of 2017, we commenced the Margin for Growth Program to improve global efficiency and effectiveness, optimize the company’s supply chain, streamline the company’s operating model and reduce administrative expenses to generate long-term savings. During the three- and 12-month periods of 2021 and 2020, business realignment charges related primarily to severance expenses and other third-party costs related to these programs.

Acquisition-Related Activities: During the three- and 12-month periods of 2021, we incurred costs to effectuate the acquisitions of Lily’s, Dot’s and Pretzels, as well as costs related to the integration of Lily’s. During the fourth quarter of 2020, we recognized benefits related to the integration of the 2019 acquisition of ONE Brands, while for the full-year 2020 we incurred costs related to this integration.

Pension Settlement Charges Relating to Company-Directed Initiatives: During the three- and 12-month periods of 2020, settlement charges in our salary and hourly defined benefit plans were triggered as a result of lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within our Margin for Growth Program.

Long-Lived Asset Impairment Charges: During the 12-month period of 2020, we recorded impairment charges to adjust long-lived asset values associated with our Lotte Shanghai Foods Co., Ltd. (“LSFC”) disposal group. Additionally, in connection with a previous sale, the company wrote-down certain receivables deemed uncollectible.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded related to the divestiture of LSFC, a joint venture in which we previously owned a 50% controlling interest. Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.
Other Miscellaneous Benefits: In 2021, we recorded a gain on the divestiture of LSFC, as well as a gain on a receivable previously deemed uncollectible. In 2020, we recognized a positive adjustment due to a change in a prior year reserve associated with a facility closure.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and from time to time our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2021 and December 31, 2020
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Twelve Months Ended
			December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net sales			$2,326,128	$2,185,244	$8,971,337	$8,149,719
Cost of sales			1,313,261	1,223,173	4,922,739	4,448,450
Gross profit			1,012,867	962,071	4,048,598	3,701,269

Selling, marketing and administrative expense			552,918	537,978	2,001,351	1,890,925
Long-lived asset impairment charges			—	—	—	9,143
Business realignment costs			777	18,978	3,525	18,503

Operating profit			459,172	405,115	2,043,722	1,782,698
Interest expense, net			29,762	37,782	127,417	149,374
Other (income) expense, net			86,469	103,933	119,081	138,327

Income before income taxes			342,941	263,400	1,797,224	1,494,997
Provision (benefit) for income taxes			3,150	(27,930)	314,405	219,584

Net income including noncontrolling interest			339,791	291,330	1,482,819	1,275,413

Less: Net gain (loss) attributable to noncontrolling interest			4,235	(57)	5,307	(3,295)
Net income attributable to The Hershey Company			$335,556	$291,387	$1,477,512	$1,278,708

Net income per share	- Basic	- Common	$1.67	$1.44	$7.34	$6.30
	- Diluted	- Common	$1.62	$1.39	$7.11	$6.11
	- Basic	- Class B	$1.52	$1.31	$6.68	$5.72

Shares outstanding	- Basic	- Common	145,687	147,791	146,120	147,832
	- Diluted	- Common	207,447	209,384	207,758	209,414
	- Basic	- Class B	60,614	60,614	60,614	60,614

Key margins:
Gross margin			43.5%	44.0%	45.1%	45.4%
Operating profit margin			19.7%	18.5%	22.8%	21.9%
Net margin			14.4%	13.3%	16.5%	15.7%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2021 and December 31, 2020
(unaudited) (in thousands except percentages)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	December 31, 2020	% Change	December 31, 2021	December 31, 2020	% Change
Net sales:
North America Confectionery	$1,982,385	$1,889,140	4.9%	$7,682,416	$7,084,860	8.4%
North America Salty Snacks	158,695	114,230	38.9%	555,424	438,224	26.7%
International	185,048	181,874	1.7%	733,497	626,635	17.1%
Total	$2,326,128	$2,185,244	6.4%	$8,971,337	$8,149,719	10.1%

Segment income (loss):
North America Confectionery	$623,181	$586,191	6.3%	$2,475,873	$2,274,584	8.8%
North America Salty Snacks	19,719	16,401	20.2%	100,777	75,845	32.9%
International	(356)	(14,940)	(97.6)%	74,170	(14)	NM
Total segment income	642,544	587,652	9.3%	2,650,820	2,350,415	12.8%
Unallocated corporate expense (1)	166,830	158,392	5.3%	596,942	520,222	14.7%
Mark-to-market adjustment for commodity derivatives (2)	(239)	(4,054)	(94.1)%	(24,376)	6,429	(479.2)%
Long-lived asset impairment charges	—	—	NM	—	9,143	NM
Costs associated with business realignment initiatives	2,806	29,343	(90.4)%	16,599	31,513	(47.3)%
Acquisition-related activities	22,444	(1,144)	(2061.9)%	33,142	3,560	831.0%
Other miscellaneous benefits	(8,469)	—	NM	(15,209)	(3,150)	382.8%
Operating profit	459,172	405,115	13.3%	2,043,722	1,782,698	14.6%
Interest expense, net	29,762	37,782	(21.2)%	127,417	149,374	(14.7)%
Other (income) expense, net	86,470	103,933	(16.8)%	119,082	138,327	(13.9)%
Income before income taxes	$342,940	$263,400	30.2%	$1,797,223	$1,494,997	20.2%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Segment income (loss) as a percent of net sales:
North America Confectionery	31.4%	31.0%	32.2%	32.1%
North America Salty Snacks	12.4%	14.4%	18.1%	17.3%
International	(0.2)%	(8.2)%	10.1%	—%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2021 and December 31, 2020
(in thousands of dollars)

Assets	December 31, 2021	December 31, 2020
	(unaudited)
Cash and cash equivalents	$329,266	$1,143,987
Accounts receivable - trade, net	671,464	615,233
Inventories	988,511	964,207
Prepaid expenses and other	256,965	254,478

Total current assets	2,246,206	2,977,905

Property, plant and equipment, net	2,586,187	2,285,255
Goodwill	2,633,174	1,988,215
Other intangibles	2,037,588	1,295,214
Other non-current assets	868,203	555,887
Deferred income taxes	40,873	29,369

Total assets	$10,412,231	$9,131,845

Liabilities and Stockholders' Equity

Accounts payable	$692,338	$580,058
Accrued liabilities	855,638	781,766
Accrued income taxes	3,070	17,051
Short-term debt	939,423	74,041
Current portion of long-term debt	2,844	438,829

Total current liabilities	2,493,313	1,891,745

Long-term debt	4,086,627	4,089,755
Other long-term liabilities	787,058	683,434
Deferred income taxes	288,004	229,028

Total liabilities	7,655,002	6,893,962

Total stockholders’ equity	2,757,229	2,237,883

Total liabilities and stockholders’ equity	$10,412,231	$9,131,845